CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-72788 of U.S.B. Holding Co., Inc. (the "Company") on Form S-3 and Registration Statement Nos. 333-106376, 333-63408, 333-75317, 333-65161,
333-56169, 333-43797, 333-27451, 33-80678 and 2-90674 of U.S.B. Holding Co.,
Inc. on Form S-8 of our reports dated March 14, 2005, related to the consolidated financial statements of the Company and management's report on the effectiveness of internal control over financial reporting, incorporated by reference in the Company's 2004 Annual Report on Form 10-K and appearing in the Company's 2004 Annual Report to Stockholders.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 14, 2005